EXHIBIT 99.1

MercadoLibre Announces Chief Financial Officer Transition

BUENOS AIRES, Argentina, May 4, 2011 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com) today announced that Pedro Arnt, the company's current Vice President, Strategic Planning, Treasury & Investor Relations, has been appointed to serve as the company's Chief Financial Officer, effective June 1, 2011. Mr. Arnt will replace Hernán Kazah, who is retiring from the company after 12 years of service. Mr. Kazah will remain at the company as an employee for a period of time subsequent to May 31, 2011 in order to assist with the transition of his duties, which is expected to conclude during the second half of 2011.

Commenting on this transition, Marcos Galperin, CEO and Chairman of MercadoLibre, said, "I want to thank Hernán for his outstanding work since the founding of this company, as he has played a key role in its development. Working next to Hernán all these years has been a privilege. He is both a friend and an outstanding professional with strong analytical skills and execution capabilities. We are thankful that he will be present during this transition period as he hands his role over to Pedro. We are confident that Pedro is exceptionally qualified for his new role as CFO, having worked at MercadoLibre for 11 years, many of those leading our Strategy, Treasury and Investor Relations efforts. He will head a seasoned team of executives with extensive knowledge of our company and our industry, while he joins an executive team that is eager to lead MercadoLibre on its continued growth trajectory, guiding the long-term success of our business.

Mr. Kazah commented, "I am proud of all that MercadoLibre has accomplished since its founding, and believe that there are still great opportunities ahead for the business. I have enjoyed working closely with Pedro over the years and believe that he is an extremely capable choice for the CFO role. I am happy to be able to work with him in an advisory role over the next several months to ensure a smooth transition. I want to thank Marcos and the entire MercadoLibre team for their hard work and dedication since the beginning, and wish them all great success in the years to come."

"I am excited to take on this role at such an exciting time in MercadoLibre's history," stated Mr. Arnt.  "Looking at the opportunities that lay ahead for our company, I am confident in our ability to build upon the successes of the past ten years and to achieve continued future growth. With the help of our highly qualified management team, I trust that the transition in the role of CFO will be seamless, and I look forward to serving our investors, business partners, employees, and community of users with the utmost commitment and passion."

Mr. Arnt has served in various capacities since joining MercadoLibre in December 1999. He initially led the Business Development and Marketing teams as a Vice President, and later launched and managed the company's Customer Service operations. Since January 2007 he has held the position of Vice President Strategic Planning, Treasury & Investor Relations. In this role he has actively participated in the company's transition from a private to public company, and has played a central role in capital markets, corporate finance, strategic planning and treasury initiatives. Prior to joining MercadoLibre, Mr. Arnt worked for The Boston Consulting Group. He is a Brazilian citizen and holds a B.A. degree, Magna Cum Laude, from Haverford College and a Masters degree from the University of Oxford.

Separately, the company today announced its financial results for the first quarter ended March 31, 2011.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in each country in which it operates according to metrics provided by comScore Networks. MercadoLibre maintains a leadership position in 12 Latin American countries. The Company is listed on NASDAQ (Nasdaq:MELI) following its initial public offering in 2007.

For more information about the company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Forward-Looking Statements

Any statements contained in this press release that are not statements of historical fact, including statements by or on behalf of the company about its beliefs and expectations, are forward-looking statements and should be valuated as such. Such forward-looking statements reflect, among other things, the company's current expectations, plans, projections and strategies, anticipated financial results, future events and financial trends affecting the company's business, all of which are subject to known or unknown risk and uncertainties that may cause the company's actual results to differ materially from those expressed or implied by these forward-looking statements, including general market conditions, adverse changes in the company's markets as well as those risks and uncertainties included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the company's Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the SEC and is available on the SEC website at www.sec.gov. MercadoLibre undertakes no duty to update this information. Because of the risks, uncertainties and assumptions, investors should not place undue reliance on any forward-looking statements.

CONTACT: Investor Relations
         investor@mercadolibre.com
         http://investor.mercadolibre.com